                                                           FOR IMMEDIATE RELEASE

[SIGNAL LOGO]
TECHNOLOGY CORPORATION                                                 Contacts:
                                                                  George Lombard
The Tower at Northwoods                                         Chairman and CEO
     222 Rosewood Drive                            Signal Technology Corporation
      Danvers, MA 01923                                             978.774.2281

      Tel. 978.774.2281                                           David Reichman
       Fax 978.774.6105                          Sharon Merrill Associates, Inc.
                                                                    617.542.5300



            SIGNAL TECHNOLOGY ANNOUNCES SALE OF ITS COMMERCIAL FIXED
                 WIRELESS BUSINESS UNIT TO ENDWAVE CORPORATION

       COMPANY UPDATES FINANCIAL GUIDANCE FOR 2002; PURSUES MERGER OR SALE
                  OF SEMICONDUCTOR WIRELESS SOLUTIONS BUSINESS

DANVERS, MA, SEPTEMBER 25, 2002 - Signal Technology Corporation (Nasdaq: STCO) today announced that certain assets of its commercial fixed wireless business unit have been acquired by Endwave Corporation (Nasdaq: ENWV) for approximately $3.35 million in cash. Signal Technology will retain the receivables associated with this business, which amounted to approximately $2.1 million at the time of closing. The Company expects to record a loss of approximately $2.5 million in the third quarter of 2002 related to the sale.

The Company's commercial fixed wireless business unit, based in Beverly, Massachusetts, designs and manufactures RF (radio-frequency) transceivers and ODUs (outdoor units), switch combiners and other electronic components used in telecommunications infrastructure applications, primarily cellular/PCS backhaul. The assets acquired by Endwave include certain intellectual property, existing customer contracts and business relationships, work in process, and fixed assets consisting primarily of test equipment. Endwave has hired approximately two-thirds of the operation's 18 employees at Beverly.

"While our core defense business has been growing steadily over the past year, we have been responding to the retrenchment in telecom industry capital spending by consolidating operations, reducing personnel and lowering fixed costs in our commercial fixed wireless operation," said Signal Technology Chairman and Chief Executive Officer George Lombard. "Given the strong prospects for growth on the defense side of our business and the continued uncertainties in telecom, the sale of our fixed wireless business unit is a prudent strategic move for the Company. For this same reason, we have begun exploring strategic alternatives for our commercial wireless semiconductor operation, including a potential merger or sale of the business."

                                     (more)

SIGNAL TECHNOLOGY / 2

Lombard continued, "In our defense business, over the past three years we have broadened and deepened our presence on a wide range of existing U.S. military aircraft and missile platforms, and we have positioned the Company to participate on the nation's newest defense platforms at both the sub-system and integrated system solutions levels. At the same time, our defense operations have been generating solid gross margins. Exiting the commercial wireless business will allow us to focus on leveraging these positive defense business trends into revenue growth and improved profitability for Signal Technology going forward."

FINANCIAL GUIDANCE

As a result of the sale to Endwave, Signal Technology Corporation is issuing new financial guidance. Based on its assessment of current market conditions, the Company's financial guidance is as follows:

Third-quarter 2002:
-  Total revenues from continuing operations of approximately $21 million.
-  Income per diluted share from continuing operations of $0.01.
- Total revenues from discontinued operations related to the fixed wireless business of approximately $1.1 million, with a loss per share of $0.34.

Fourth-quarter 2002:
- Total revenues from continuing operations of approximately $23 million to $26 million.
- Income per diluted share from continuing operations of approximately $0.13 to $0.15.

Full-year 2002:
- Total revenues from continuing operations of approximately $82 million to $85 million.
- Loss per share from continuing operations of approximately $0.01 to income per diluted share from continuing operations of $0.02.
- Total revenues from discontinued operations related to the fixed wireless business of approximately $4.4 million, with a loss per share of $0.49.


CONFERENCE CALL WEBCAST

Signal Technology will conduct a conference call to discuss today's announcement at 1:00 p.m. (ET), this afternoon, September 25, 2002. Participating in the call will be Chairman and Chief Executive Officer George Lombard, President James DiLorenzo and Chief Financial Officer Bob Nelsen. The call will be broadcast live over the Internet. To listen to the call, visit the Company's Web site (www.sigtech.com), and click on the "Corporate Information" link. The call will be available in replay format at this site for one week. For those who wish to dial in directly, the phone number is 719.457.2698. The confirmation code is 621764.

                                     (more)

SIGNAL TECHNOLOGY / 3


ABOUT ENDWAVE CORPORATION

Endwave Corporation, headquartered in Sunnyvale, California, is a provider of RF sub-systems that enable the transmission and reception of data signals in broadband wireless systems. The company develops and manufactures products used in high-speed cellular backhaul, point-to-point access and point-to-multipoint access applications. Additional information about Endwave can be accessed at the company's Web site: www.endwave.com.


ABOUT SIGNAL TECHNOLOGY CORPORATION

Signal Technology is a leader in developing state-of-the-art electronic components and systems for defense, space and commercial wireless communications applications. In its defense businesses, Signal develops and manufactures RF and microwave products, power conversion products and power supplies for communications networks, electronic countermeasures, missiles, radar, intelligence and guidance systems for sale to defense prime contractors worldwide. The Company's commercial products include semiconductor module solutions for wireless handsets and mobile appliances. For further information about Signal Technology, please visit the Company's Web site at www.sigtech.com.

SAFE HARBOR STATEMENT

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements made in this news release that are not historical facts contain forward-looking information that involves risks and uncertainties. These forward-looking statements include statements concerning the prospects for growth in revenues and gross margins generated by the Company's defense electronics business going forward, the Company's pursuit of a potential merger or sale of its commercial semiconductor solutions business; the Company's financial guidance for the third quarter, fourth quarter and full year 2002; as well as other statements identified or qualified by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "expected", "anticipates", "estimates", "plans", "projects", " projected", "believes", "is optimistic about", or similar expressions (and variants of such words or expressions). Important factors that may cause actual results to differ were identified in Signal Technology Corporation's Report on Form 10-K to the Securities and Exchange Commission for the year ended December 31, 2001 and in other documents filed of record. Signal Technology Corporation assumes no obligation to update the information included in this news release.


                                      # # #